Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 24, 2005 (except for Note 2 Restatement No. 1 as to which the date is August 24, 2005 and Note 3 Restatement No. 2 as to which the date is January 10, 2006), accompanying the consolidated financial statements and financial schedule included in the Annual Report on Form 10-K for the year ended December 31, 2005 of WorldGate Communications, Inc., which are incorporated by reference or are included in this Registration Statement. Our report contains an explanatory paragraph that states that WorldGate Communications, Inc. has suffered recurring losses from operations and has a net accumulated deficiency of $218 million that raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty. We consent to the incorporation by reference in the Registration Statement of the aforementioned report and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania
April 17, 2006